Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Provides Additional

Financial Disclosure Related to Recent Acquisitions and

Announces Timing for First Quarter 2017 Results and Conference Call

LEAWOOD, KANSAS - (April 19, 2017) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), the largest theatrical exhibition company in the U.S., in Europe and in the world, and an industry leader in innovation and operational excellence, announced today that to facilitate greater transparency and clarity it is providing additional financial disclosure primarily related to its three recent acquisitions.

First Quarter 2017 Adjusted EBITDA:    As of today, the Company expects its reported adjusted EBITDA to exceed the current FACTSET EBITDA consensus estimate for the first quarter ended March 31, 2017.  As has long been the case, the Company believes that adjusted EBITDA is relevant and helpful in understanding the Company’s financial performance, but also understands that it is a non-GAAP term as defined in the Company’s appropriate public filings.

Earnings and earnings per share are expected to be impacted by the following expenses related to AMC’s three recent acquisitions:

Depreciation and Amortization: Depreciation and amortization expense for 2017 is expected to increase compared to 2016 as a result of an increase in depreciable assets related primarily to the Odeon Cinemas Group (“Odeon”) and Carmike Cinemas, Inc. (“Carmike”) acquisitions, our 2016 capital expenditures and our anticipated increase in 2017 capital expenditures. The increased asset amounts have been calculated after applying the Company’s accounting policies and adjusting the results of Carmike and Odeon to reflect the preliminary fair value adjustments to property and equipment under U.S. GAAP.  These accounting adjustments resulted in a significant write-up of assets and increases in capital lease and financing lease assets, and subsequently, an expected increase in depreciation and amortization expense for 2017. For the first quarter ended March 31, 2017, depreciation and amortization expense is expected to be between $125.0 and $130.0 million dollars.

Interest Expense:  Interest expense for 2017 is expected to increase compared to 2016 as a result of the additional borrowings related to the Odeon, Carmike and Nordic acquisitions and related to capital and financing lease obligations acquired in the Odeon and Carmike acquisitions. For the first quarter ended March 31, 2017, interest expense is expected to be between $62.0 and $65.0 million dollars.

Merger and Acquisition Expense:  Merger and acquisition expense for the first quarter ended March 31, 2017, is expected to increase compared to the first quarter of 2016 primarily as a result of AMC’s implementation of the requirements of the final judgment entered in conjunction with the DOJ approval of the Carmike acquisition, and the successful completion of the Nordic Cinema Group Holding AB (“Nordic”) acquisition. As previously reported on March 10, 2017, AMC returned 1.8 million NCM common units (valued at $22.6 million) to National CineMedia, Inc. (NASDAQ: NCMI) (“NCM”) in exchange for a waiver of exclusivity by NCM related to the required transfer of theatres from the NCM contract to the Screenvision contract. As previously reported, this expense will be recorded as merger and acquisition expense in the first quarter of 2017.  For the first quarter ended March 31, 2017, merger and acquisition expense is expected to be between $40.0 and $43.0 million.

Average Shares Outstanding:  Average shares outstanding for 2017 is expected to increase compared to 2016 as a result of the equity consideration provided to complete the Odeon and Carmike acquisitions in 2016 and the successful public offering of AMC Class A common stock in February 2017.  For the first quarter ended March 31, 2017, average diluted shares outstanding are expected to be between 121.0 and 123.0 million shares.

CEO Comment: “We remain committed to providing appropriate and relevant financial disclosure to our shareholders. We believe that with the complexity and close timing of the three transformative acquisitions we have successfully completed in the last five months, the additional disclosure we are providing today, beyond the pro forma financial information we have already published, will be helpful for investors,” said Adam Aron, AMC’s Chief Executive Officer and President.  “We continue to be excited about the earnings potential for AMC as we have grown to a network of approximately 1,000 theatres and 11,000 screens in 15 countries in the U.S. and Europe. As we deploy our proven growth initiatives across our system, we expect to unlock both near-term and long-term value., as evidenced already by the fact that, as of today we expect to exceed the current FACTSET consensus EBITDA estimate for the first quarter ended March 31, 2017.  When appropriate and feasible, we expect to provide additional financial disclosure related to the acquisitions and their contributions for the balance of 2017.”

AMC expects to report its results for the first quarter ended March 31, 2017, after the market closes on Monday, May 8, 2017.

The Company will host a conference call via webcast for investors and other interested parties beginning at 4:00 p.m. CDT/5:00 p.m. EDT on Monday, May 8, 2017. To listen to the conference call via the internet, please visit the investor relations section of the AMC website at www.investor.amctheatres.com  for a link to the webcast.  Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

•	Date:Monday, May 8, 2017

•	Time:4:00 p.m. CDT/5:00 p.m. EDT

•	Dial-In Number: (877) 407-3982; International - (201) 493-6780

An archive of the webcast will be available on the Company’s website after the call for a limited time.

Information Regarding Preliminary Results

The preliminary estimated financial information contained in this press release reflects management’s estimates based solely upon information available to it as of the date of this press release and is not a comprehensive statement of our financial results for the three months ended March 31, 2017. In addition, the preliminary estimated financial information presented above has not been audited, reviewed or compiled by our independent registered public accounting firm, KPMG LLP. Accordingly, KPMG LLP does not express an opinion on or any other form of assurance with respect thereto and assumes no responsibility for this information. We have provided ranges for the preliminary estimated financial results described above primarily because our financial closing procedures for the three months ended March 31, 2017, are not yet complete. The information presented above should not be considered a substitute for full unaudited financial statements for the three months ended March 31, 2017, once they become available and should not be regarded as a representation by us or our management as to our actual financial results for the three months ended March 31, 2017. The ranges for the preliminary estimated financial results described above constitute forward-looking statements. The preliminary estimated financial information presented above is subject to change, and our actual financial results may differ from such preliminary estimates and such differences could be material. AMC does not intend, and undertakes no duty, to update the preliminary estimated financial results except as required by applicable law. Accordingly, you should not place undue reliance upon these preliminary estimates. The preliminary estimated financial information is being provided because of circumstances applicable to the three months ended March 31, 2017, and AMC makes no commitment to provide similar preliminary estimated financial information for future periods whether such circumstances exist or not.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the U.S., in Europe and throughout the world with approximately 1,000 theatres and 11,000 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying more plush power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty program, web site and smart phone apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. AMC operates among the most productive theatres in the United States' top markets, having the #1 or #2 market share positions in 22 of the 25 largest metropolitan areas of the United States, including the top three markets (NY, LA, Chicago). Through its Odeon subsidiary AMC operates in 14 European countries and is the # 1 theatre chain in UK & Ireland, Italy, Spain, Sweden, Finland and the Baltic States. www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com.  We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email Alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,”

“prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release windows; international economic, political and other risks; risks and uncertainties relating to AMC’s significant indebtedness; limitations on the availability of capital; risks relating to AMC’s inability to achieve the expected benefits and performance from its recent acquisitions; AMC’s ability to comply with a settlement it entered into with the U.S. Department of Justice pursuant to which it agreed to divest theatres and divest holdings in National CineMedia, LLC; AMC’s ability to refinance its indebtedness on favorable terms; optimizing AMC’s theatre circuit through construction and the transformation of its existing theatres may be subject to delay and unanticipated costs; failures, unavailability or security breaches of AMC’s information systems; risks relating to impairment losses and theatre and other closure charges; AMC’s ability to utilize net operating loss carryforwards to reduce its future tax liability; review by antitrust authorities in connection with acquisition opportunities; risks relating to unexpected costs or unknown liabilities relating to recently completed acquisitions; risks relating to the incurrence of legal liability; general political, social and economic conditions and risks, trends, uncertainties and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s Annual Report on Form 10-K, filed with the SEC on March 10, 2017, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

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